Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Dated as of September 26, 2005
by and among
AMSCAN HOLDINGS, INC.,
BWP ACQUISITION, INC.
AND
PARTY CITY CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 26, 2005 by and among Amscan Holdings, Inc., a Delaware corporation (“Parent”), BWP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Party City Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company may be referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in Article I hereof.
RECITALS
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), and in accordance with the Delaware General Corporation Law (the “DGCL”);
     WHEREAS, the respective Boards of Directors of the Parent and Merger Sub have approved and adopted this Agreement;
     WHEREAS, the Board of Directors and a special committee of the Board of Directors of the Company (the “Special Committee”) have unanimously determined that the Merger is advisable and in the best interests of the Company and its public shareholders, (ii) approved and adopted this Agreement, and (iii) have recommended to the stockholders of the Company to vote to approve this Agreement and the Merger; and
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of Michael E. Tennenbaum, Tennenbaum Capital Partners, LLC, Tennenbaum & Co., LLC, Special Value Bond Fund, LLC, Special Value Absolute Return Fund, LLC and Special Value Bond Fund II, LLC (the “Principal Stockholders”), Parent and Merger Sub will enter into a voting and stock sale agreement, in the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which, among other things, such Principal Stockholder will agree to vote its Shares (as defined herein) in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in the Voting Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS AND INTERPRETATION
Section 1.1 Definitions.
     For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, a Subsidiary of a Person shall be deemed to be an Affiliate of such Person and the term “control”, “controlled by” or “under common control with” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting capital stock, by contract, as trustee or executor, or otherwise.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Annual Period” shall have the meaning set forth in Section 8.6(c).
     “Breakup Fee” shall have the meaning set forth in Section 8.6(a).
     “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed.
     “Cash Merger Consideration” shall have the meaning set forth in Section 3.1(a).
     “Certificate(s)” shall have the meaning set forth in Section 3.2(b).
     “Certificate of Merger” shall have the meaning set forth in the Recitals.
     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” means the day of the Closing.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Commitments” shall have the meaning set forth in Section 6.7.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Adverse Recommendation Change” shall have the meaning set forth in Section 4.7(b).
     “Company Benefit Plans” shall have the meaning set forth in Section 5.15(a).
     “Company By-laws” means the by-laws of the Company, as amended to the date of this Agreement.

     “Company Charter” means the certificate of incorporation of the Company, as amended to the date of this Agreement.
     “Company Common Stock” shall have the meaning set forth in Section 3.1(a).
     “Company Employees” shall have the meaning set forth in Section 4.10(a).
     “Company ERISA Affiliate” shall have the meaning set forth in Section 5.15(c).
     “Company Material Adverse Change” or “Company Material Adverse Effect” means any event, change, effect, development, occurrence or state of fact that either individually or in the aggregate, when taken together with all other events, changes, effects, developments, occurrences or states of facts (i) is materially adverse to the business, assets, operations, properties, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) materially and adversely affects the ability of the Company to consummate the Merger or prevent or delay the consummation of the Merger; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent primarily attributable to (I) the announcement or pendency of this Agreement or the Merger, (II) the identity of Parent or Merger Sub or (III) any actions taken in compliance herewith or otherwise with the consent of Parent, including, without limitation, the impact on the relationships of the Company with any customer, vendor, distributor, supplier, franchisee, landlord, tenant, consultant, employee or independent contractor with whom the Company has any relationship; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (I) the retail party supply industry or (II) the United States or world economy as a whole including, but not limited to, changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism, war or otherwise, except in each case, any adverse change, effect, event, occurrence, state of facts or development that has had or is reasonably likely to have a disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other Persons in the industry in which the Company and its Subsidiaries conduct their business; or (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws, in each case, proposed, adopted or enacted after the date hereof or the interpretation or enforcement thereof.
     “Company Options” shall have the meaning set forth in Section 3.5(a).
     “Company Recommendation” shall have the meaning set forth in Section 4.1.
     “Company SEC Documents” means all forms, schedules, statements, reports and other documents filed by the Company or any of its Subsidiaries under the Securities Act or the Exchange Act or otherwise filed by the Company or any of its Subsidiaries with, or furnished by the Company or any of its Subsidiaries to, the SEC, in each case since June 30, 2002 and prior to the Effective Time, collectively, as the same may been amended or restated and including all exhibits and schedules thereto and documents incorporated by reference therein.

     “Company Share” or “Company Shares” shall have the meaning set forth in Section 3.1(a).
     “Company Stockholder Approval” shall have the meaning set forth in Section 5.3(a).
     “Company Stock Option Plans” shall have the meaning set forth in Section 3.5(a).
     “Company Warrant Agreement” shall have the meaning set forth in Section 3.6.
     “Company Warrants” shall have the meaning set forth in Section 3.6.
     “Confidentiality Agreement” shall have the meaning set forth in Section 4.6.
     “Constituent Corporations” shall have the meaning set forth in Section 2.1.
     “Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, permission, consent, sales order, purchase order, quotation, entitlement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).
     “Debt Financing” shall have the meaning set forth in Section 6.7.
     “D&O Insurance” shall have the meaning set forth in Section 4.8(b).
     “DGCL” shall have the meaning set forth in the Recitals.
     “Definitive Proxy Statement” shall have the meaning set forth in Section 4.2(a).
     “Disclosure Schedules” shall have the meaning set forth in the Preamble to Article 5.
     “Dissenting Shares” shall have the meaning set forth in Section 3.1(e).
     “Effective Time” shall have the meaning set forth in Section 2.2.
     “Environmental Laws” means all Laws relating to the protection of the environment or to occupational health and safety.
     “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of Company’s facilities and otherwise to conduct its business under Environmental Laws.
     “ERISA” shall have the meaning set forth in Section 5.15(a).
     “Exchange” means the Nasdaq National Market.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” shall have the meaning set forth in Section 3.2(a).

     “Expenses” shall mean all reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto) incurred by a Party or on its behalf in connection with or related to the sale of the Company, including, without limitation, expenses in connection with due diligence, the auction of the Company and the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, the preparation, printing, filing and mailing of the Definitive Proxy Statement and the solicitation of stockholder approval, and any fees paid in connection with any required filings with any Governmental Entity.
     “Financial Statements” shall have the meaning set forth in Section 5.5.
     “Financing” shall have the meaning set forth in Section 6.7.
     “Financing Withdrawal Date” shall have the meaning set forth in Section 8.1(i).
     “GAAP” means accounting principles generally accepted in the United States of America.
     “Governmental Approvals” shall have the meaning set forth in Section 5.12.
     “Governmental Entity” means any domestic (federal, state or local) or foreign governmental (or political subdivision thereof), administrative, executive, judicial, legislative, police, taxing or regulatory authority, agency or commission, or any court or tribunal, arbitrator or arbitral body.
     “HSR Act” shall have the meaning set forth in Section 4.3.
     “Indebtedness” means, with respect to any Person at any date, without duplication: all liabilities or obligations, whether primary or secondary or absolute or contingent of such Person (a) for borrowed money or in respect of loans or advances, (b) evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (d) in the nature of guarantees of such Person in connection with any of the foregoing or the following, (e) under capital lease obligations of such Person, (f) for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business), and (g) the extent secured by any property of such Person (other than any (i) security interest on trade payables imposed in the ordinary course of business solely by the operation of Law, (ii) Liens for current taxes and assessments not yet past due, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress or (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice).
     “Information Technology” shall have the meaning set forth in Section 4.5(s).
     “Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, pertaining to or deriving from (i) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware; (ii) trademarks, trade names, service marks, service names, brands, domain names, trade dress and logos, and the goodwill and activities associated therewith (“Trademarks”); (iii) rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; and (iv) any and all registrations, applications, recordings, licenses, common-law rights and contractual obligations relating to any of the foregoing.
     “Investment” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity in which such Person owns, directly or indirectly, an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50%.
     “knowledge” shall have the meaning set forth in Section 1.2(j).
     “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, judgment, decree, writ, injunction or order of any Governmental Entity.
     “Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.
     “Material Contracts” shall have the meaning set forth in Section 5.20.
     “Merger” shall have the meaning set forth in the Recitals.
     “Merger Sub” shall have the meaning set forth in the Recitals.
     “Merger Sub Common Stock” shall have the meaning set forth in Section 3.1(c).
     “Option Payment” shall have the meaning set forth in Section 3.5(a).
     “Owned Intellectual Property” shall have the meaning set forth in Section 5.16(e).
     “Parent” shall have the meaning set forth in the Preamble.
     “Parent Material Adverse Effect” means an event, change, effect, development, state of fact or occurrence that individually or in the aggregate, when taken with all other events, changes, effects, developments, states of facts and occurrences, is or would reasonably be expected to materially and adversely affect the ability of the Parent or Merger Sub to consummate the Merger; provided, that no change or effect resulting from any of the following shall be deemed, either alone or in combination, to constitute a Parent Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (I) the retail party supply industry or (II) the United States or world economy as a whole including, but not limited to, changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism, war or otherwise, except in each case, any adverse change, effect, event, occurrence, state of facts or development that has had or is reasonably likely to have a disproportionate effect on Parent and its

Subsidiaries taken as a whole as compared to other Persons in the industry in which Parent and its Subsidiaries conduct their business; or (b) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws, in each case, proposed, adopted or enacted after the date hereof or the interpretation or enforcement thereof.
     “Party” and “Parties” shall have the meanings set forth in the Preamble.
     “Permit” means licenses, franchises, permits, consents, approvals, orders, certificates, authorizations, declarations and filings.
     “Permitted Investments” shall have the meaning set forth in Section 3.2(a).
     “Permitted Liens” means (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole.
     “Person” means a natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
     “Preliminary Proxy Statement” shall have the meaning set forth in Section 4.2(a).
     “Prime Rate” means the prime rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the date of termination of this Agreement pursuant to Section 8.1.
     “Principal Stockholders” shall have the meaning set forth in the Recitals.
     “Proxy Statement” shall have the meaning set forth in Section 4.2(b).
     “Real Property” shall have the meaning set forth in Section 5.22(b).
     “Real Property Leases” shall have the meaning set forth in Section 5.22(b).
     “Representatives” shall have the meaning set forth in Section 4.7(a).
     “Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.7(a).
     “Scheduled Intellectual Property” shall have the meaning set forth in Section 5.16(a).
     “Section 409A” shall have the meaning set forth in Section 5.15(g).
     “SEC” shall have the meaning set forth in Section 4.2(a).
     “Securities Act” means the Securities Act of 1933, as amended.

     “Special Committee” shall have the meaning set forth in the Recitals.
     “Special Meeting” shall have the meaning set forth in Section 4.1.
     “Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (a) 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other similar supervising body is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (including any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).
     “Superior Proposal” means a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 80%) not solicited or initiated in violation of this Agreement, which the Company’s Board of Directors or Special Committee determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel) (i) to be more favorable (taking into account, among other things, the Person or group of Persons making such Takeover Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the Party invoking the condition and taking into account any revisions made or proposed in writing by Parent or Merger Sub prior to the time of determination) to the holders of Company Common Stock from a financial point of view than the transactions provided for in this Agreement, (ii) is reasonably capable of being consummated, and (iii) for which third party financing, to the extent required, is then committed consistent with market standards under similar circumstances determined using the proper exercise of the Company’s Board of Directors’ fiduciary duties to the shareholders of the Company under applicable Law.
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     “Takeover Proposal” means any inquiry, proposal or offer relating to (A) any business combination with or any direct or indirect acquisition, in a single transaction or a series of transactions and whether by way of a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction or otherwise, of (i) the Company, (ii) twenty-five (25) percent or more of any class of the Company’s outstanding shares of capital stock or any other voting securities of the Company or its Subsidiaries (iii) 25% or more of the fair market value of the assets of the Company and its Subsidiaries taken as a whole; (B) any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person or group beneficially owning 25% or more of any class of the capital stock of the Company or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act in connection therewith, or (C) any combination of the foregoing.
     “Tax” or “Taxes” means (a) any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits,

withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax), whether disputed or not, and (b) any liability for the payment of any amount of the type described in clause (a) as a result of the Company or of its Subsidiaries being a successor to or transferee of any other corporation at any time on or prior to the date of the Closing, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.
     “Tax Returns” means any report or return (including any information return) or statement or other documents (including any attachment thereto and any amendment thereof) required to be filed with any Governmental Entity with respect to Taxes.
     “Termination Date” means March 31, 2005.
     “Voting Agreement” shall have the meaning set forth in the Recitals.
     “Warrant Payment” shall have the meaning set forth in Section 3.6.
Section 1.2 Interpretation.
          (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, recitals, paragraph, exhibit and schedule references are to the articles, sections, recitals, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
          (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (e) A reference to any Party or to any party to any other contract or document shall include such party’s successors and permitted assigns.
          (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

          (g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
          (h) The words “ordinary course of business” shall be construed to mean consistent in nature, scope and magnitude with past practices.
          (i) The words “currently”, “presently” and words of similar meaning shall mean as of the date hereof and as of the Effective Time.
          (j) As used herein, “knowledge” (or words to such effect) of the Company shall mean actual knowledge of the executive officers of the Company, as the case may be, after reasonable inquiry, and “knowledge” (or words to such effect) of the Parent or Merger Sub shall mean the actual knowledge of their executive officers, after reasonable inquiry.
ARTICLE 2.
MERGER AND ORGANIZATION
Section 2.1 The Merger.
     Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). Merger Sub and the Company are herein sometimes referred to as the “Constituent Corporations.”
Section 2.2 Effective Time.
     If this Agreement is not terminated pursuant to Article 8 hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022 at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 7 (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions, which by their terms, are not capable of being satisfied until the Closing), or at such other place or at such other date as the Parties may mutually agree. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Parties hereto, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 2.3 Effect of Merger.
     At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.
Section 2.4 Certificate of Incorporation; By-laws.
     The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation and the by-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the certificate of incorporation and the by-laws of Merger Sub, each as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.
Section 2.5 Directors and Officers.
     The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE 3.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
Section 3.1 Conversion of Securities.
     At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
          (a) Each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares” and individually as a “Company Share”) issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares shall be cancelled, extinguished and shall be converted automatically into the right to receive an amount equal to $17.50 in cash, without interest (the “Cash Merger Consideration”), payable to the holder thereof, as provided in Section 3.2, upon surrender of the certificate formerly representing the Company Shares being converted into the right to receive the Cash Merger Consideration, less any required withholding Taxes.
          (b) Each Company Share held in the treasury of Company, each Company Share owned by any direct or indirect subsidiary of the Company and each Company Share owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent or Merger Sub, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.
          (c) Each share of Merger Sub’s common stock, $.01 par value (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
          (d) If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or rights issued in respect of the Company Shares, the Cash Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or the rights issued in respect thereof.
          (e) Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Company Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Company Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the Cash Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Company Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall be treated as a share that had been converted as of the Effective Time into the right to receive the Cash Merger Consideration in accordance with this Section 3.1. The Company shall give prompt notice to Merger Sub of any notices of dissent, demands for payment of fair value or other communications or actions received by the Company with respect to shares of Company Common Stock, and Merger Sub shall have the right to participate in and approve all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.
Section 3.2 Payment of Cash for Company Common Stock.
          (a) At the Effective Time, Parent or Merger Sub shall irrevocably deposit or cause to be deposited with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), as agent for the holders of shares of Company Common Stock, cash in the aggregate amount required to effect conversion of shares of Company Common Stock into the Cash Merger Consideration at the Effective Time pursuant to Section 3.1(a) hereof. Pending distribution pursuant to Section 3.2(b) hereof of the cash deposited with the Exchange Agent, such cash shall be held in trust for the benefit of the holders of Company Common Stock and the fund shall not be used for any other purposes, and Parent and the Surviving Corporation may direct the Exchange Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively “Permitted Investments”) or money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 3.2(b) hereof. Each holder of a certificate or certificates representing shares of Company Common Stock cancelled on the Effective Time pursuant to Section 3.1(a) hereof may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder of shares of Company Common Stock, which shall effect the exchange of such certificate or certificates on such holder’s behalf for a period ending six months after the Effective Time. Any interest and other income resulting from such investments shall be paid to Parent.
          (b) Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Cash Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 3.
          (c) If any cash deposited with the Exchange Agent for purposes of payment in exchange for shares of Company Common Stock remains unclaimed following the expiration of six (6) months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Exchange Agent, and thereafter the Exchange Agent shall not be liable to any Persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar Laws). No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive. The Surviving Corporation or the Exchange Agent shall be authorized to pay the cash attributable to any Certificate theretofore issued which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of

Company Common Stock represented thereby and of appropriate indemnification (including, if required by the Surviving Corporation, the posting by such Person of a bond).
          (d) None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (e) If payment is to be made to a Person other than the Person in whose name a surrendered certificate, which prior to the Effective Time shall have represented any shares of Company Common Stock, is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such Tax either has been paid or is not payable.
          (f) From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. All Cash Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.
          (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and promptly exchanged for the Cash Merger Consideration except as provided in Section 3.2(e).
          (h) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.
Section 3.3 Exchange of Merger Sub Common Stock Certificate.
     Immediately after the Effective Time, upon surrender by the record holder of the certificate, duly endorsed in blank, representing the shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time, the Surviving Corporation shall deliver to such record holder a stock certificate, registered in such holder’s name, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of Section 3.1(c). Such certificate will bear a legend restricting the transferability of such shares of the Surviving Corporation except in accordance with applicable federal and state securities Laws.
Section 3.4 Stock Transfer Books.
     At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Cash Merger Consideration.
Section 3.5 Stock Options.
          (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option, restricted stock units or similar rights to purchase Company Common Stock (the “Company Options”), under any equity compensation plan of the Company, including the Amended and Restated 1994 Stock Option Plan, the Amended and Restated 1999 Stock Incentive Plan, the Management Stock Purchase Plan or the Employee Stock Purchase Plan (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (i) the total number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Cash Merger Consideration over the exercise price per share of such Company Common Stock that were subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and the Company will use commercially reasonable efforts to obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment. After the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options shall be granted thereunder.
          (b) On and after the date hereof, no future offering periods will be commenced under the Company’s Employee Stock Purchase Plan. Any offering period in progress on the date hereof shall terminate on the earlier of December 30, 2005 and the Effective Time, and the Company shall terminate the Employee Stock Purchase Plan as of the Effective Time. Any accumulated contributions that are required in accordance with the terms of the Employee Stock Purchase Plan to be applied to the purchase of Company Common Stock shall be so applied no later than the Effective Time.
Section 3.6 Warrants.
     Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised warrant or similar rights to purchase Company Common Stock (the “Company Warrants”), under the that certain Warrant to Purchase Common Stock, dated August 16, 1999, issued to Special Value Bond Fund, LLC (the “Company Warrant Agreement”), whether or not then exercisable, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Warrants shall be entitled to receive, in consideration of the cancellation of such Company Warrants and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the total number of shares of Company Common Stock that were subject to such Company Warrants immediately prior to the Effective Time and (B) the excess, if any, of the Cash Merger Consideration over the exercise price per share of such Company Common Stock that were subject to such Company Warrants (such amounts payable hereunder being referred to as the “Warrant Payment”). From and after the Effective Time, any such cancelled Company Warrants shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment.
ARTICLE 4.
ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER
Section 4.1 Stockholders’ Approval.
     The Company shall take all actions reasonably necessary in accordance with applicable Law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable for the purpose of considering and approving this Agreement and the Merger (the “Special Meeting”). Unless this Agreement shall have been terminated in accordance with Section 8.1, nothing contained herein shall limit the Company’s obligation to convene and hold the Special Meeting. Subject to Section 4.7, the Company shall, through its Board of Directors or the Special Committee, recommend that the stockholders of the Company vote to approve this Agreement and the Merger and shall include such recommendation in the Preliminary Proxy Statement and the Definitive Proxy Statement (the “Company Recommendation”).
Section 4.2 Proxy Materials.
          (a) In connection with the Special Meeting, as promptly as practicable following the date of this Agreement, the Company shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the “Preliminary Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) and shall use commercially reasonable efforts to respond to the comments of the

SEC and to cause a definitive proxy statement to be mailed to the Company’s stockholders (the “Definitive Proxy Statement”) all as soon as reasonably practicable; provided, that prior to the filing of each of the Preliminary Proxy Statement and the Definitive Proxy Statement, the Company shall consult with Merger Sub with respect to such filings and shall afford Merger Sub reasonable opportunity to comment thereon. Merger Sub shall provide the Company with any information for inclusion in the Preliminary Proxy Statement and the Definitive Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company.
          (b) Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in any Preliminary Proxy Statement or in the Definitive Proxy Statement (collectively, the “Proxy Statement”) or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Special Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. Subject to Section 4.7(b), the Proxy Statement shall contain the recommendation of the Board of Directors or the Special Committee that the shareholders of the Company vote to adopt and approve this Agreement and the Merger.
          (c) The Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by applicable Law to obtain such approvals.
          (d) The information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iii) the time of the Special Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, or its officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
          (e) The information supplied by the Company for inclusion in the Proxy Statement or shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iii) the time of the Special Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary of the Company, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
Section 4.3 Commercially Reasonable Efforts; Consents; Other Filings.
     Upon the terms and subject to the conditions herein provided, and subject to the terms hereof, each Party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations and their respective certificates of incorporation and bylaws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to Company Stockholder Approval. Such actions shall include, without limitation, using commercially reasonable efforts to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including Governmental Entities), challenging this Agreement, or the consummation of the transactions contemplated thereby or hereby and (ii) effect all necessary registrations and filings, including but not limited to any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and submissions of information requested by Governmental Entities. Upon the terms and subject to the conditions hereof, each of the Parties shall use commercially reasonable to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein and to cooperate with all reasonable requests made by the other Parties. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Company shall use commercially reasonable efforts to obtain all consents, amendments to or waivers from other parties under the terms of all leases and other agreements between the Company and such parties required as a result of the transactions contemplated by this Agreement and obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal or state Law. The Parties shall consult regularly with each other in advance and from time to time regarding the conduct and status of any filings with Governmental Entities. In connection with and without limiting the foregoing, the Company and the Board of Directors of the Company shall, at the request of Parent: (i) take all action within its power reasonably requested by Parent as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Parent as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any provision of this Agreement or any other substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Between the date hereof and the Closing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any of such party’s covenants, conditions or agreements to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice required to be sent pursuant to this Section 4.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
Section 4.4 Financing.
     At the cost and expense of the Merger Sub, the Company shall use commercially reasonable efforts to cooperate and assist Merger Sub with respect to the Financing (as defined in Section 6.7). The Company agrees to provide, and shall cause its Subsidiaries and its and their representatives to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any of the Debt Financing and (v) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Debt Financing, surveys and title insurance; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. All non-public or otherwise confidential information regarding the Company obtained by Parent or its representatives pursuant to this Section 4.4 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent and its representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing. Parent shall promptly upon request by the Company reimburse the Company for all Expenses incurred by the Company and its Subsidiaries in connection with such cooperation.
Section 4.5 Conduct of Business by Company Pending the Merger.
     The Company covenants and agrees that, from the date hereof to immediately prior to the Effective Time or earlier termination of this Agreement as provided herein, except as set forth in Section 4.5 of the Disclosure Schedules, as otherwise contemplated by this Agreement, or as Parent otherwise consents in writing, it shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their respective businesses, properties and assets and their current material business organizations, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their material relationships with others having significant business dealings with them. In addition, and without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as set forth in Section 4.5 of the Disclosure Schedules, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:
          (a) (i) amend or otherwise change its certificate of incorporation or bylaws; (ii) increase the number of directors constituting the Board of Directors of the Company; (iii) elect or appoint new directors or officers, or hire any new officers, other than (A) to fill any vacancies on the board or in any officer position, in each case, as required by applicable Law (including requirements to maintain listing under the Exchange or maintain reporting company status under SEC rules and regulations) to be filled, (B) in the case of vacancies in officer positions, to fill any such vacancies at the District Manager level that the Board of Directors of the Company determines should be filled in order for the Company to operate in the ordinary course of business consistent with past practice, or (C) in the case of other vacancies in officer positions, to fill any such vacancies that the Board of Directors of the Company determines should be filled in order for the Company to operate in the ordinary course of business consistent with past practice at total compensation levels of less than $100,000 per year; provided, that (I) any such election or appointment of directors shall not result in a majority of new directors being elected or appointed to the Board of Directors as compared to those directors serving on the Board of Directors as of the date hereof, and (II) any new employment, compensation, severance or benefit arrangements for new officers or directors be approved by Parent; or (iv) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock;
          (b) (i) issue, grant, sell, pledge, dispose of, transfer, grant or encumber or agree or propose to issue, grant, sell, pledge, dispose of, transfer, grant or encumber (A) any shares of capital stock, stock options, warrants, securities, rights of any kind or ownership interest (including phantom interests) or rights to acquire any such shares, securities or rights or ownership interest of the Company or its Subsidiaries (except for the issuance of (x) Company Shares issuable pursuant to employee stock options and warrants outstanding on the date of this Agreement in accordance with the terms of such securities or options, and (y) new employee stock options to acquire not more than 50,000 Company Shares issued to new employees hired by the Company after the date hereof in the ordinary course of business consistent with past practice; provided, that such new options have a per share exercise price equal to or greater than the Cash Merger Consideration, are issued pursuant to the Company’s Amended and Restated 1999 Stock Incentive Plan, and have terms that provide for the automatic cancellation of such options in the Merger at no cost to the Purchaser) or (B) any material assets of the Company or any of its Subsidiaries, except for dispositions of inventory in the ordinary course of business and in a manner consistent with past practice, or (ii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;
          (c) make any change in the number of shares of its capital stock authorized, issued or outstanding (other than issuances of shares in connection with the exercise of Company Options or Warrants outstanding on the date hereof) or grant or accelerate the exercisability of any option, warrant or other right to purchase shares of its capital stock, other than in the case of options, acceleration in accordance with the terms of such options in effect as of the date hereof in connection with the transactions contemplated hereby;
          (d) repurchase, repay, cancel or incur any Indebtedness, except for borrowings in the ordinary course of business consistent with past practice incurred under existing Indebtedness agreements.
          (e) make any material Tax election, file any amended Tax Returns or settle, compromise any material federal, state, local or foreign income Tax liability, or make any change in any material method of Tax accounting, or waive any statute of limitations in respect of a material amount of Taxes or agree to any extension of time with respect to an assessment or deficiency for a material amount of Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;
          (f) make any material change in its accounting principles or methods except insofar as may be required by a change in GAAP;
          (g) (i) split, combine, subdivide or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or substitution for shares of its capital stock or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interest or other securities of the Company or any of its Subsidiaries;
          (h) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets            of, or by any other manner, or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

          (i) adopt or amend (except as may be required by Law or to avoid adverse Tax consequences) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or increase the compensation or fringe benefits of any director, officer, employee or former director officer or employee or pay any benefit not required by any existing plan, arrangement or agreement, other than increases in compensation for individuals (other than directors and officers) and arrangements for new employees (other than officers) in the ordinary course of business consistent with past practice;
          (j) grant to employees any new or modified severance (other than providing severance under the severance or termination policies in effect on the date hereof, solely to the extent such employees are covered by such policies on the date hereof) or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof;
          (k) (i) except in accordance with the Company’s 2006 capital expenditure budget previously provided to Parent, authorize, or make any commitment with respect to, any capital expenditure or acquire any property or asset not set forth in the Company’s budget in excess of $250,000 individually, but in no event to exceed $1,000,000 in the aggregate; (ii) enter into any new line of business; or (iii) make investments in Persons other than wholly owned Subsidiaries;
          (l) (i) sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any material Intellectual Property rights except for non-exclusive and non-transferable licenses granted in the ordinary course of business consistent with past practice in connection with advertising or marketing, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of material Intellectual Property of the Company or its Subsidiaries;
          (m) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);
          (n) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party and which relates to a business combination involving the Company or any of its Subsidiaries other than waivers with respect to any existing confidentiality or standstill agreement solely to the extent necessary to permit the submission of a written Takeover Proposal made in accordance with the provisions of Section 4.7 hereof;
          (o) without Parent’s consent, which consent shall not be unreasonably withheld, pay, discharge, waive, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice which does not exceed $200,000 in the aggregate;

          (p) except as otherwise permitted pursuant to clause (o) above, without Parent’s consent, which consent shall not be unreasonably withheld, pay, discharge, waive, release, assign, settle or compromise any pending or threatened action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (i) in respect of any matter requiring payment by the Company or any of its Subsidiaries in excess of $200,000 individually or $500,000 in the aggregate or entailing any admission of liability by the Company or any of its Subsidiaries or any material non-monetary relief against the Company or any of its Subsidiaries, or (ii) that is brought by any current, former or purported holder of any securities of the Company or any of its Subsidiaries in its capacity as such;
          (q) (i) enter into, amend, modify, cancel or consent to the termination of any Material Contract or any Contract that would be a Material Contract if in effect on the date of this Agreement; or (ii) amend, waive, modify, cancel or consent to the termination of the Company’s or any of its Subsidiary’s rights thereunder
          (r) amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions with Parent and Merger Sub contemplated by this Agreement;
          (s) enter into, amend, modify, cancel or terminate (i) any lease, sublease or license to use or occupy any real property other than as permitted pursuant to Section 4.5(t), renewals set forth in Section 4.5(s) of the Disclosure Schedule on the terms set forth in such schedule, or amendments or modifications of such leases in the ordinary course of business, consistent with past practice, with Parent’s consent, which consent shall not be unreasonably withheld; (ii) any Contract for computer software, firmware, computer hardware, integrated circuits and integrated circuit masks (collectively, “Information Technology”), or to service any Information Technology, which provides for annual payments in excess of $120,000; (iii) any distribution agreement which provides for annual payments by the Company in excess of $180,000; (iv) any franchise agreement or store development agreement, or close, relocate or take actions to close or relocate, any franchised store other than any amendment or modification in connection with any default of a third party or force majeure event pursuant to any contract related thereto if Parent shall consent to such amendment or modification, which consent shall not be unreasonably withheld;
          (t) open any stores other than as included in the Company’s 2006 capital expenditure budget and in accordance with Section 4.5(k);
          (u) take any action listed or described in Section 4.5(u) of the Disclosure Schedule; and
          (v) authorize any, or commit or agree to do any of the things described in clauses (a) through (u) or anything which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Effective Time, as if made on such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and correct as of such date).

Section 4.6 Access to Company’s Books and Records.
     Upon reasonable notice, the Company shall afford Parent and Merger Sub and their respective directors, officers, employees and Representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company and such additional information concerning the business and properties of the Company as Parent or Merger Sub may reasonably request; provided, however, the Company may restrict the foregoing access (i) to the extent that any Law requires the Company to restrict access to any properties or information and (ii) to the extent that such access would violate any existing confidentiality or similar non-disclosure obligation. With respect to the information disclosed pursuant to this Section 4.6, the Parties shall comply with, and shall cause their respective directors, officers, employees and Representatives to comply with, all of their respective obligations under that certain letter agreement dated July 11, 2005 by and between Parent and the Company, the terms of which are incorporated herein by reference (the “Confidentiality Agreement”); provided, that Parent and its representatives shall be permitted to disclose information as necessary and consistent with customary practice in connection with the Debt Financing. The Parties acknowledge that the Confidentiality Agreement shall remain in full force and effect until the Closing. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.
Section 4.7 Takeover Proposals.
          (a) The Company and its Subsidiaries shall, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ directors, officers and employees to, and shall direct its investment bankers, financial advisors, attorneys, accountants and other advisors, agents or representatives (collectively, “Representatives”) retained by it to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and their respective representatives) that may be ongoing as of the date of this Agreement with respect to a Takeover Proposal. The Company and its Subsidiaries shall not, and shall not authorize or permit the officers, directors or employees to, and shall direct its Representatives not to, directly or indirectly (i) solicit, initiate, propose or knowingly encourage or facilitate any Takeover Proposal, (ii) enter into any agreement or agreement in principle with respect to a Takeover Proposal, or (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than Parent and Merger Sub) any information with respect to or in connection with or which would reasonably likely lead to any Takeover Proposal; provided, however, that at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal received after the date hereof (I) that was not solicited by the Company or a Representative on its behalf, and (II) that the Company’s Board of Directors or Special Committee determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) constitutes, or could reasonably be expected to lead to, a Superior Proposal, if the Company’s Board of Directors or Special Committee determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may, subject to compliance with Section 4.7(b) in the circumstances set forth therein, (i) furnish information and/or draft agreements with respect to the Company to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement no less favorable to the Company than the Confidentiality Agreement; provided, that all such information and the material terms of any such draft agreements have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such Person and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.
          (b) Except as provided in this Section 4.7(b), the Company’s Board of Directors or Special Committee shall not and shall not publicly propose to (i) withdraw, modify or change in a manner adverse to Parent (or fail within seven (7) days of the date of this Agreement to publicly make) the Company Recommendation, (ii) approve, adopt or recommend a Takeover Proposal or Superior Proposal, (iii) allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or similar agreement constituting or relating to, or that is intended to or would be reasonably expected to result in a Takeover Proposal (other than any confidentiality agreement as permitted by paragraph (a) of this Section 4.7) or (iv) take a position that recommends a bidder’s tender offer or remains neutral toward a bidder’s tender offer under Rule 14e-2(a) of the Exchange Act (any action described in clause (i), (ii), (iii) or (iv) and any other position of the Company’s Board of Directors or Special Committee contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such Takeover Proposal, a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Special Meeting, solely in response to an unsolicited bona fide written Takeover Proposal, the Board of Directors of the Company or the Special Committee may make a Company Adverse Recommendation Change if (A) it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, and (B) it determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such Takeover Proposal is a Superior Proposal, and (C) it or the Company is not otherwise in violation of this Section 4.7; provided, that the Board of Directors or Special Committee of the Company shall not make a Company Adverse Recommendation Change, unless (I) the Company has given Parent three (3) Business Days prior written notice of its intention to take such action and (II) (x) the Company’s Board of Directors or Special Committee shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent during such three (3) Business Day period and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect, (y) the Company has complied in all material respects with its obligations under this Section 4.7 and (z) the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(d) hereof and the Company shall pay Parent the Breakup Fee in accordance with Section 8.6.
          (c) The Company shall promptly (and in any event within one Business Day) advise Parent orally and in writing of the Company’s receipt of any request for information or any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal (including the identity of the Person making such request or Takeover Proposal). Promptly upon determination by the Company’s Board of Directors or Special Committee that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company’s Board of Directors or Special Committee has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.
          (d) Nothing contained in this Section 4.7 shall prohibit the Company or the Company’s Board of Directors or Special Committee from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company’s Board of Directors or Special Committee, such disclosure would be necessary under applicable Law (including Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act); provided, however, that in no event shall this Section 4.7(d) affect the obligations of the Company specified in Section 4.7(b).
Section 4.8 Director and Officer Protection.
          (a) Upon and subject to the occurrence of the Effective Time, for six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation and the Company By-laws and indemnification agreements, if any, in existence on the date of this Agreement with any directors and officers of the Company for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.
          (b) For six (6) years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 4.8(b), which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement, except as set forth in paragraph (a) hereof. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 4.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 4.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 4.8 applies shall be third party beneficiaries of this Section 4.8).

          (c) In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 4.8.
          (d) The Board of Directors of Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act of Company Common Stock, Company Options and Company Warrants, in each case pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.
Section 4.9 Payment of Expenses.
     At Closing, all expenses of counsel and financial advisors to and the accountants for the Company shall be paid by the Surviving Corporation.
Section 4.10 Employee Benefits.
          (a) During the period commencing at the Closing and ending on the first anniversary of the Effective Time, Parent, Merger Sub and the Company agree that all employees and officers of the Company employed by the Company or any of its Subsidiaries as of the Closing Date (the “Company Employees”) shall receive (i) the salary or wage level and bonus opportunity, to the extent applicable, at the Parent’s sole option, which is either (A) no less favorable in the aggregate than that in effect immediately prior to the Effective Time or (B) no less favorable than that provided to similarly situated employees of Parent, and (ii) benefits, and other terms and conditions of employment that are, at Parent’s sole option, (A) substantially similar in the aggregate to the benefits and other terms and conditions that they were entitled to receive immediately prior to the Effective Time (excluding any equity-based compensation plans or arrangements) or (B) no less favorable in the aggregate than those provided to similarly situated employees of Parent; provided, that this Section 4.10(a) shall not be deemed to (x) be a guarantee of employment to any employee or officer of the Company or (y) require Parent, the Company or any of their affiliates to continue to maintain any particular Company Benefit Plan; and provided, further, that until the first anniversary of the Effective Time, Parent, Merger Sub and the Company agree to keep in effect all severance and retention plans, practices and policies that are applicable to employees and officers of the Company as of the date of this Agreement.
          (b) Subject to Section 4.10(a), from and after the Closing, the Company shall continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company, and each former employee and officer of the Company, as of the Closing arising under the terms of, or in connection with, any Company Benefit Plan in accordance with the terms thereof.

          (c) To the extent applicable with respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its affiliates (including the Company and the Subsidiaries) for the benefit of Company Employees or former Company Employees (and their eligible dependents), Company Employees and former Company Employees (and their eligible dependents) shall be given credit for their service with the Company and the Subsidiaries (i) for all purposes of eligibility to participate and vesting (but not benefit accrual under a defined benefit pension plan) to the extent such service was taken into account under a corresponding Company Benefit Plan, and (ii) to the extent permitted by the plan maintained by the Parent, for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Parent. Notwithstanding the foregoing provisions of this Section 4.10(c), service and other amounts shall not be credited to Company Employees or former Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.
Section 4.11 Public Announcements.
     Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the Exchange, in which case the issuing party shall use its commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
Section 4.12 Certain Actions and Proceedings.
     Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Entity or threatened by any Governmental Entity or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.
Section 4.13 Director Resignations.
     At the Closing the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of each Subsidiary of the Company, as specified by Parent reasonably in advance of the Closing, in each case, effective at the Effective Time.
Section 4.14 Conduct of Business by Parent.
     From the date of this Agreement to the Effective Time or earlier termination of this Agreement as provided herein, Parent shall not, and shall not permit any of its Affiliates and Subsidiaries to, without the prior written consent of the Company, amend, modify, cancel or terminate any contract, or any terms thereof, whether written or oral, by and between the

Company, on one hand, and Parent or any of its Affiliates or Subsidiaries, on the other hand, whereby such amended or modified terms would be materially less favorable to the Company than those terms in effect as of the date hereof.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as set forth in the disclosure schedules attached to this Agreement (the “Disclosure Schedules”) (it being understood that any matter set forth in any Section of the Disclosure Schedule shall be disclosed with respect to any other Section of the Disclosure Schedules to the extent such disclosure in such other Section would be readily apparent on the face of such disclosure), the Company hereby represents and warrants to Merger Sub and Parent as follows:
Section 5.1 Organization and Good Standing.
     The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. The Company and each of its Subsidiaries and has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the charter documents, by-laws and organizational documents (and in each case all amendments thereto) of each of the Company’s Subsidiaries as in effect immediately prior to the date hereof have been made available to Parent. Neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation or by-laws or similar organizational document, except in the case of Subsidiaries, where such violations have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 5.2 Subsidiaries and Investments.
     Except as set forth in Section 5.2 of the Disclosure Schedules, the Company owns directly or indirectly each of the outstanding shares of capital stock or a 100% ownership interest, as applicable, of each of its Subsidiaries free and clear of all Liens. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.2 of the Disclosure Schedules, the Company owns directly or indirectly each of its Investments, if any, free and clear of all Liens. The following information for each Subsidiary and each direct or indirect Investment of the Company is set forth in Section 5.2 of the Disclosure Schedules: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest.
Section 5.3 Authorization; Binding Agreement.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company’s Board of Directors and the Special Committee and, except for the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt this Agreement and approve the Merger and the other transactions provided for herein (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and subject to the Company Stockholder Approval, constitutes the legal, valid and binding agreement of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and general principles of equity.
          (b) The Board of Directors of the Company, at a meeting duly called and held prior to execution of this Agreement, (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Merger and (iv) directed that this Agreement be submitted for consideration by the holders of the Company Common Stock at a meeting of such stockholders.
Section 5.4 Capitalization.
     The authorized capital stock of the Company consists solely of 40,000,000 shares of Company Common Stock. As of September 26, 2005, 17,319,386 shares of Company Common Stock were issued and outstanding. As of the date hereof, (i) 5,598,016 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Options and Company Warrants (excluding shares of Company Common Stock issuable under the Management Stock Purchase Plan and the Employee Stock Purchase Plan as provided in clauses (ii) and (iii)), (ii) assuming a per share purchase price equal to the Cash Merger Consideration, 5,420 shares of Company Common Stock are issuable under the Management Stock Purchase Plan until termination of such plan, and (iii) assuming a per share purchase price equal to the Cash Merger Consideration, a maximum of 29,230 shares of Common Stock will be purchased under the Employee Stock Purchase Plan until termination of such plan pursuant to the current offering period and based on current employee compensation levels. Section 5.4 of the Disclosure Schedules lists each Company Option outstanding on the date hereof, the Company Stock Option Plan under which such Company Option was granted, the number of shares of Company Common Stock issuable thereunder, the expiration date and the exercise price thereof.

Section 5.4 of the Disclosure Schedules also lists each Company Warrant outstanding on the date hereof and the number of shares of Company Common Stock issuable thereunder. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. Except as contemplated by this Agreement (including, without limitation, as permitted pursuant to Section 4.5(b) and except for the Company Options, the Company Warrants and as set forth on Section 5.4 of the Disclosure Schedules, the Company neither has nor as of the Effective Time will have granted any outstanding security, call, option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates the Company to issue, sell or transfer or cause to be issued, delivered or sold any shares of the capital stock of the Company or (b) restricts the transfer of, or otherwise encumbers, shares of Company Common Stock. Except as set forth above as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Other than as set forth in this Section 5.4 or in Section 5.4 of the Disclosure Schedules or as permitted pursuant to Section 4.5(b), there are no (1) options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (x) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries, (y) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company capital stock, (2) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or (3) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of capital stock of the Company or any of its Subsidiaries (other than the Voting Agreement). All of the outstanding equity securities of the Company have been offered and issued in material compliance with applicable federal and state securities laws.
Section 5.5 Financial Statements.
     All financial statements of Company (including the notes to such financial statements) included in Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2005 and any financial statements of the Company filed with the SEC pursuant to the Exchange Act after the date hereof (the “Financial Statements”), (a) are (and in the case of financial statements filed after the date hereof, will be) in accordance with the books and records of the Company in all material respects, (b) present fairly in all material respects the financial position, results of operations, changes in stockholders’ equity and cash flow (as applicable) of the Company as of the respective dates and for the respective periods indicated, and (c) have been prepared in conformity with GAAP applied in all material respects on a consistent basis through all the periods involved. The Company has no material liabilities other than (i) those disclosed in the Financial Statements filed with the SEC prior to the date hereof, (ii) those arising in the ordinary course of business since July 2, 2005, (iii) that were incurred under this Agreement or in compliance with the transactions contemplated hereby, or (iv) as disclosed in Section 5.5 of the Disclosure Schedules.
Section 5.6 Absence of Certain Changes or Events.
     Since July 2, 2005, (a) there has not occurred any Company Material Adverse Change, (b) there has not been any damage, destruction or loss, whether covered by insurance or not, having or that would reasonably be expected to have, a Company Material Adverse Effect, (c) the Company and its Subsidiaries have conducted their business only in the ordinary course, (d) the Company has not changed its accounting principles or methods in any material respect except insofar as may be required by a change in GAAP, (e) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Company Common Stock, (f) the Company and its Subsidiaries have not (i) materially increased the compensation of any present or former director, officer or employee of the Company or any of its Subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) granted any severance or termination pay to any present or former director or officer of the Company or its Subsidiaries or, other than in the ordinary course of business, to any other employee of the Company or its Subsidiaries or (iii) established any new Company Benefit Plan and (g) except as disclosed in Section 5.6 of the Disclosure Schedules, the Company and its Subsidiaries have not otherwise taken any of the actions described in Section 4.5 (a)-(u) of this Agreement.
Section 5.7 Company SEC Documents.
          (a) The Company has timely filed with, and furnished or otherwise transmitted to, the SEC all Company SEC Documents. Each Company SEC Document (including any financial statements or schedules included therein) (i) at the time it was filed complied in all material respects with the requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Documents, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, occurring since June 29, 2003, and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.
          (b) The Company has disclosure controls and procedures that are effective to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Chairman of the Executive Committee of the Board of Directors of the Company and the Chief Financial Officer of the Company by others within those entities.
          (c) The Company, based on its most recent evaluation prior to the date hereof, has identified and disclosed to the Company’s auditors and the audit committee of the Company’s Board of Directors and to Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (d) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
Section 5.8 Governmental and Other Consents and Approvals.
     Except as set forth in Section 5.8 of the Disclosure Schedules, subject to the Company Stockholder Approval, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any Governmental Entity or any other Person is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby, other than (a) filings in the State of Delaware in accordance with the DGCL, (b) compliance with and filings required under the HSR Act, and (c) filings required under the Exchange Act.
Section 5.9 No Violation.
     Except as set forth in Section 5.9 of the Disclosure Schedules, the execution and delivery of this Agreement, the filing by the Company of a certificate of merger in connection with the Merger in the State of Delaware in accordance with the DGCL, the consummation by the Company of the Merger and the other transactions contemplated hereby, or compliance by the Company with any of the provisions hereof, will not:
          (a) violate any provision of the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Subsidiary of the Company;
          (b) cause the Company or any of its Subsidiaries to violate in any material respect (i) any Law or any judgment, decree, or order of any Governmental Entity applicable to the Company or any of its properties or (ii) the award of any arbitrator or panel of arbitrators; or
          (c) with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a material default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or, except as contemplated by this Agreement, require the consent of any Person under, or result in the creation of any material lien upon any property of the Company under, any agreement, indenture, lease, instrument, permit, concession, franchise, or license applicable to the Company or to which the Company is a party or by which the Company

(or its properties) may be bound, which, in the case of clause (c), individually or in the aggregate, have had, or would reasonably be expected to have a Company Material Adverse Effect.
Section 5.10 Litigation.
     Except as set forth in Section 5.10 of the Disclosure Schedules or in the Company SEC Reports filed prior to the date hereof, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their properties, assets, business, or Governmental Approvals before any Governmental Entity or arbitrator, which, individually or in the aggregate, could reasonably be expected (a) to have a Company Material Adverse Effect, or (b) to materially and adversely affect the ability of Company to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having any such effect. As of the date hereof, there are no internal investigations or inquiries being conducted by the Board of Directors of the Company or any committee thereof, or any third party at the request thereof concerning any material violation or potential violation of any applicable Laws.
Section 5.11 Employment and Labor Matters.
     Except as set forth on Section 5.11 of the Disclosure Schedule and except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no labor strike, labor dispute, labor slow down, work stoppage or other labor difficulty pending or, to the knowledge of the Company, threatened against the Company. Except as set forth on Section 5.11 of the Disclosure Schedule, none of the employees of the Company is covered by any collective bargaining agreement, and, to the knowledge of the Company, no representation petition has been filed by a Company employee or is pending before the National Labor Relations Board, and no union organizing campaign is in progress or has been threatened.
Section 5.12 Governmental Approvals; Compliance with Law.
     The Company possesses from the appropriate Governmental Entity, whether federal, state or local, all licenses, permits, authorizations, approvals, franchises and rights (“Governmental Approvals”) that are necessary for the Company to engage in the business currently conducted by it, except in those instances in which failure to possess Governmental Approvals, individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.12 of the Disclosure Schedule, the Company is in material compliance, with all applicable federal, state and local Laws.
Section 5.13 Brokers and Finders.
     Except as set forth in Section 5.13 of the Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of any Contract between the Company and Credit Suisse First Boston LLC.
Section 5.14 Taxes.
          (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and except as set forth in Section 5.14(a) of the Disclosure Schedules, (i) the Company and each of its Subsidiaries has timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by it, and any such filed Tax Returns are true, correct and complete, (ii) the Company and each of its Subsidiaries has timely paid or will timely pay any Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company has set aside adequate reserves in accordance with GAAP, (iii) based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and each of its Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof and (iv) all amounts of Tax required to be withheld by the Company and each of its Subsidiaries has been or will be timely withheld and paid over to the appropriate Tax authority. Neither the Company nor any of its Subsidiaries has received in the three-year period preceding the date hereof written notice of any material claim made by any authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has commenced activities in any jurisdiction that will result in an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Entity that it had not previously been required to file in the immediately preceding taxable period.
          (b) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of any Taxes, other than liens for current Taxes and assessments not yet past due or which are being contested in good faith and for which the Company has set aside adequate reserves in accordance with GAAP, on the assets of the Company.
          (c) (i) Except as set forth in Section 5.14(c) of the Disclosure Schedules, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has been notified in writing and (ii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
          (d) Neither the Company nor any of its Subsidiaries is a party to or bound by any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than customary Tax indemnifications contained in credit or other commercial lending agreements). Neither the Company nor any of its Subsidiaries has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.
          (e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to (i) a “reportable transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code or (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code, and the Treasury regulations promulgated thereunder or comparable provisions of section law, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury regulations promulgated thereunder or comparable provision of state law.
          (f) Neither the Company nor any of its Subsidiaries (i) has, except as set forth in Section 5.14(f) of the Disclosure Schedules, been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.
          (g) Neither the Company nor any of its Subsidiaries has been a party to a transaction reported as a reorganization within the meaning of Section 368 of the Code, or distributed the stock of another company (or has been distributed) in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.
Section 5.15 Employee Benefits.
          (a) Section 5.15(a) of the Disclosure Schedules contains a list of all material Company Benefit Plans. For this purpose, a “Company Benefit Plan” is any contract and employment agreement that provide annual base compensation equal to or exceeding $150,000 and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty, employee benefit plan, program, arrangement, funds, policy, or practice, with respect to which, through which, or under which (1) the Company has any liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of the Company, whether formal or informal, whether or not written, including but not limited to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, and deferred compensation arrangement, or (2) the Company or any Subsidiary has or is reasonably expected to have any liability (direct or indirect, contingent or otherwise) (collectively, the “Company Benefit Plans”). The Company has made available to Merger Sub a true and complete copy of the following documents, if applicable, with respect to each material Company Benefit Plan: (i) all plan documents, including documents setting forth the material terms of the Company Benefit Plan and any funding instrument, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan, (ii) the ERISA summary plan description and any other written summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (iii) the annual report (Form 5500 series), required under ERISA or the Code, filed for the most recent plan year and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan, (iv) the most recent favorable determination letter, opinion, or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income Tax, and (v) copies of the nondiscrimination tests for the immediately preceding two calendar years (including without limitation, coverage tests under Section 410(b) of the Code and nondiscrimination tests under Section 401(k)(3) of the Code).
          (b) Each Company Benefit Plan has at all times been maintained, by its terms and in operation, in accordance with the Code, ERISA, and other applicable Laws, except where the failure to so comply is not reasonably likely to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and related trust that is intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified under the Code and such trust is tax-exempt, and any such determination letter remains in effect and has not been revoked and there are no facts and circumstances that could result in the revocation of such letter except as may be self-corrected pursuant to Revenue Procedure 2003-44 without material liability to the Company. All contributions required to be made prior to Closing under the terms of each Company Benefit Plan, the Code, ERISA, or other applicable Law have been or will be timely made and to the extent not presently payable appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices. Except as set forth in Section 5.15(b) of the Disclosure Schedules, no Company Benefit Plan provides for a material increase in benefits on or after the Closing.
          (c) Except as set forth in Section 5.15(c) of the Disclosure Schedules, each Company Benefit Plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA providing tax-qualified retirement, or health, life or similar welfare type benefits to employees generally may be amended or terminated in accordance with its terms at any time without any material obligation or liability other than for benefits accrued prior to such amendment or termination, or as required to be vested pursuant to applicable Law as a result of such amendment or termination. There are no material actions, audits, suits, or claims which are pending or threatened, to the knowledge of the Company against any Company Benefit Plan, except claims for benefits made in the ordinary course of the operation of such plans and no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims other than routine claims for benefits. No governmental investigation of any Company Benefit Plan is pending or to the knowledge of the Company threatened. Except as set forth in Section 5.15(c) of the Disclosure Schedules, none of the assets of any Company Benefit Plan are invested in employer securities or employer real property. No non-exempt “prohibited transaction” (as such term is defined in ERISA Section 406 and Section 4975 of the Code) has occurred with respect to any Company Plan. To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code

(“Company ERISA Affiliate”), to any material liability, Tax, or penalty imposed by ERISA, the Code, or other applicable Law.
          (d) Neither the Company nor any Company ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan subject to Title IV of ERISA, including without limitation any “single employer plan” as defined in Section 4001(a)(15) of ERISA or any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
          (e) Except as listed on Section 5.15(e) of the Disclosure Schedule, no Company Benefit Plan provides post-retirement or post-termination health benefits and none of the Company or any Company ERISA Affiliate has any obligations to provide any post-retirement health benefits, except, in either case, to the extent required by Section 4980B of the Code, Part 6 of Title 1 of ERISA or similar provisions of applicable statutes.
          (f) Except as set forth in Section 5.15(f) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither entitle any current or former employee or other service provider of the Company or any Subsidiary to severance benefits or any other payment (including, without limitation, golden parachute) under any Company Benefit Plan nor cause any amounts payable under any Company Benefit Plan to fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.
          (g) No Company Benefit Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been materially modified (as defined under Section 409A) on or after October 3, 2004 and all non-qualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A and IRS Notice 2005-1 from the period beginning January 1, 2005 through the date hereof.
Section 5.16 Intellectual Property.
          (a) Section 5.16(a) of the Disclosure Schedules sets forth a true and complete list of all material registered copyrights, registered Trademarks (including internet domain name registrations), common law Trademarks, and patents and all applications to register any of the foregoing, currently owned by the Company and its Subsidiaries (collectively, “Scheduled Intellectual Property”). The entire right, title and interest in the Scheduled Intellectual Property is solely owned by the Company and its Subsidiaries. Each item listed in Schedule 5.16(a) has been duly registered or application filed with the appropriate authority. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all application, renewal or other similar fees for any such Scheduled Intellectual Property have been properly paid and are current, and all such registrations and filings remain in full force and effect. There are no actual or, to the knowledge of the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity, existence, ownership of any portion of the Scheduled Intellectual Property. None of the Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part.

          (b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and its Subsidiaries owns or has the valid right to use all Intellectual Property used in the conduct of their business, free and clear of all liens except for Permitted Liens or liens securing Indebtedness evidenced by the agreements listed on Section 5.22(e) of the Disclosure Schedules.
          (c) Except as set forth in Section 5.16(c) of the Disclosure Schedules, no claims are pending or, to the knowledge of the Company, threatened with regard to the ownership by the Company or any of its Subsidiaries or the validity or enforceability of Scheduled Intellectual Property.
          (d) Except as set forth in Section 5.16(d) of the Disclosure Schedules, no claims are pending or, to the knowledge of the Company, threatened that the conduct of the Company’s or its Subsidiaries’ respective businesses has or does infringe, misappropriate or otherwise violate the Intellectual Property of any Person.
          (e) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, with respect to the Scheduled Intellectual Property, proprietary product designs, trade secret marketing plans and business methods, proprietary data, and computer software owned or purported to be owned by the Company or any Subsidiary (collectively, “Owned Intellectual Property”) the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property (except for portions thereof that may consist of embedded third party products licensed from others) and is entitled to use, sell, license, transfer, and otherwise exploit such Owned Intellectual Property in the continued operation of its respective business consistent with past practice. Except as set forth in Section 5.16(e) of the Disclosure Schedules, neither the Company nor any Subsidiary has exclusively licensed any Owned Intellectual Property to any person. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve, and maintain the Owned Intellectual Property and to maintain the confidentiality of and restrict the improper use of confidential information.
          (f) The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable Laws. There have been no security breaches relating to, violations of any security policy of the Company or any of its Subsidiaries regarding any unauthorized access of any data or information used in the business of the Company. The use and dissemination by the Company or its Subsidiaries of any and all data an information concerning individuals is in compliance with all applicable privacy policies or terms of use of the Company or any of its Subsidiaries and Laws. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy or terms of use of the Company or its Subsidiaries, or Laws relating to the use, dissemination, or transfer of such data or information.
Section 5.17 Environmental Matters.

     Except for such items that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 5.17 of the Disclosure Schedules (i) the Company is in compliance with Environmental Laws, (ii) the Company possesses all Environmental Permits that are required to conduct the business of the Company as it is currently conducted, (iii) the Company has not received any written claim or notice of violation from any Environmental Entity alleging that the Company is in violation of, or liable under, any Environmental Law, and (iv) to the knowledge of the Company there are no facts or circumstances that could give rise to any material liability of the Company under any Environmental Law.
Section 5.18 Required Vote.
     The affirmative vote of a majority of the shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement and the Merger under the DGCL.
Section 5.19 State Takeover Statutes.
     The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Company’s Board of Directors. True and complete copies of all resolutions of the Company’s Board of Directors reflecting such actions have been previously provided to Parent. No other takeover statute or similar statute or regulation enacted under state or federal laws in the United States is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.
Section 5.20 Material Contracts.
     Except as filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement, or as disclosed in Section 5.20 of the Disclosure Schedules, the Company is not a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) which involves aggregate expenditures in excess of $500,000 for non-merchandise materials and is not cancelable within one year, (3) which contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Subsidiary of the Company, (4) entered into other than in the ordinary and usual course of business, (5) representing Indebtedness of the Company or any of its Subsidiaries, (6) with any Governmental Entity, (7) with any director or officer of the Company or any Subsidiary of the Company, (8) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement, or (10) any Contract for Information Technology, or for Information Technology services which involves annual payments in excess of $500,000, (collectively, “Material Contracts”). The Company has not received any notice that any other party is, presently in default in any respect under any Material Contract except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect; and there has not occurred and is presently existing any event that with the lapse of time or the giving of notice or both would constitute such a material default.
Section 5.21 Information in Proxy Statement.
     The Definitive Proxy Statement (or any amendment thereof or supplement thereto), at the date mailed to Company stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by the Parent or Merger Sub for inclusion in the Definitive Proxy Statement. The Definitive Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the requirements of the DGCL.
Section 5.22 Properties.
          (a) The Company and the Subsidiaries do not own any real property.
          (b) The Company has made available to Parent true and complete copies of the written agreements with respect to each leasehold interest in real property leased by, subleased by, licensed or with respect to which a right to use or occupy has been granted to the Company or any of the Subsidiaries (whether or not in use or not in use by the Company or any of the Subsidiaries) (the “Real Property Leases” and such leased real property, the “Real Property”). Except for the Real Property Leases, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than the Company or a Company Subsidiary) in possession of the Real Property. With respect to each Real Property Lease that is a sublease, to the knowledge of the Company, the representations and warranties set forth in subsections (c) and (d) below are true and correct with respect to the underlying lease.
          (c) Except as set forth on Section 5.22 of the Disclosure Schedules, the Real Property Leases do not impose material restrictions on any portion of the business of the Company or the Subsidiaries other than radius or use restrictions that do not materially interfere with the Company’s business. Neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission as a result of the Merger. The Company has delivered to the Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.
          (d) Except as set forth in Section 5.22(d) of the Disclosure Schedules, there are no outstanding Contracts for the purchase of any material Real Property.
          (e) The Company holds good and valid leasehold interest in the Real Property free of all liens except for Permitted Liens or liens securing Indebtedness evidenced by the agreements listed on Section 5.22(e) of the Disclosure Schedules or reflected in the Financial

Statements filed prior to the date hereof. Other than such exceptions which as would not have a Company Material Adverse Effect, all Real Property Leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant. There are no existing defaults (either on the part of the Company or, to the knowledge of the Company, any other party thereto) under any Real Property Lease and no event has occurred and is presently existing which, with notice or the lapse of time, or both, would constitute a default (either on the part of the Company or, to the knowledge of the Company, any other party thereto) under any of the Real Property Leases, except for any of the foregoing which, individually or in the aggregate, would not have a Company Material Adverse Effect.
          (f) With respect to those Real Property Leases listed on Section 5.22(f) of the Disclosure Schedule, the Company has never paid any percentage rent (based on a percentage of gross sales, revenue, or other financial measure), and the Company is not obligated to pay any percentage rent.
Section 5.23 Opinion of Financial Advisor.
     The Board of Directors of the Company has received the opinion of Credit Suisse First Boston LLC, the Company’s financial advisors, to the effect, that as of the date of such opinion, the Cash Merger Consideration to be received in the Merger by the holders of the Company Common Stock (other than the Principal Stockholders and their Affiliates) is fair to such holders from a financial point of view. An executed copy of such opinion will promptly be delivered to Parent solely for information purposes after receipt of a written copy thereof by the Board of Directors of the Company.
Section 5.24 Affiliate Transactions.
     Except as set forth in the Company’s most recent annual proxy statement filed with the SEC or as set forth on Section 5.24 of the Disclosure Schedules, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.
Section 5.25 Insurance.
     The Company maintains in full force and effect, and has maintained during the immediately preceding three-year period, policies of insurance that to the knowledge of the Company are reasonably adequate with respect to all material properties, assets and business activities of the Company and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities.
Section 5.26 Commercial Relationships.
     Except as set forth on Section 5.26 of the Disclosure Schedules, during the last twelve months none of the Company’s, nor any of its Subsidiaries’ material customers, suppliers,

collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there is no plan or intention of any such entity, and the Company has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Company or any of its Subsidiaries.
Section 5.27 Fees and Expenses.
     Section 5.27 of the Disclosure Schedule sets forth (i) the transaction fees and expenses incurred by the Company and its Subsidiaries as of the date hereof and (ii) all transaction fees and expenses that, as of the date hereof, the Company and its Subsidiaries are obligated to pay, and (iii) a good faith estimate of all other transaction fees and expenses that, as of the date hereof, the Company and the Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby.
ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT
     Merger Sub and Parent hereby represent and warrant to the Company as follows:
Section 6.1 Organization and Good Standing.
     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified and is in good standing as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of its business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect.
Section 6.2 Authorization; Binding Agreement.
     Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of Parent’s and Merger Sub’s respective Board of Directors, and this Agreement has been adopted by the stockholders of Merger Sub in accordance with the DGCL and their respective certificates of incorporation and bylaws. No other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize this Agreement, the Merger and the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding agreement of Merger Sub and Parent, enforceable against Parent and Merger Sub in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and general principles of equity.
Section 6.3 Capitalization.
     The authorized capital stock of Merger Sub consists of 3,000 shares of Merger Sub Common Stock of which 100 are issued and outstanding on the date hereof and are beneficially owned by the Parent. All of the shares of Merger Sub Common Stock outstanding at the Effective Time (i) will have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) will be beneficially owned by Parent. Merger Sub has not granted any outstanding option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates Merger Sub to issue, sell, repurchase or transfer any shares of the capital stock of Merger Sub or (b) restricts the transfer of, or otherwise encumbers, shares of Merger Sub Common Stock. Merger Sub has no treasury stock.
Section 6.4 No Violation.
     Neither the execution and delivery of this Agreement, the filing of the Certificate of Merger nor the consummation by Merger Sub and Parent of the transactions contemplated hereby, nor compliance by Merger Sub with any of the provisions hereof, will:
          (a) violate any provision of the charter documents or bylaws of Merger Sub or Parent;
          (b) violate any statute or Law or any judgment, decree or order of any Governmental Entity applicable to Merger Sub or Parent or any of their properties; or
          (c) with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or except as contemplated by this Agreement, require the consent of any Person under, or result in the creation of any lien upon any property of Merger Sub or the Parent under, any agreement, indenture, lease or instrument, permit, concession, franchise, or license applicable to Merger Sub or Parent to which Merger Sub or Parent is a party or by which Merger Sub or the Parent (or its properties) may be bound, which in the aggregate would have a Parent Material Adverse Effect.

Section 6.5 Governmental and Other Consents and Approvals.
     No consent, waiver, approval, license or authorization of or designation, declaration or filing with any Governmental Entity or any other Person is required in connection with the execution or delivery by Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger or the transactions contemplated hereby, other than (a) filings in the State of Delaware in accordance with the DGCL, (b) filings required under the HSR Act, (c) filings required under the Exchange Act and (d) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a Parent Material Adverse Effect.
Section 6.6 Proxy.
     The information furnished to the Company by Merger Sub and Parent specifically for inclusion in the Definitive Proxy Statement or any amendment or supplement thereto, shall, with respect to the Definitive Proxy Statement at the time the Definitive Proxy Statement is mailed and at the time of the Special Meeting, and, with respect to any other documents, at the time of filing with the SEC and at the time of such Special Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 6.7 Financing.
     Parent and Merger Sub have delivered to the Company true and complete copies of executed commitment letters from (i) Goldman Sachs Credit Partners L.P., Banc of America Securities LLC and Bank of America, N.A. dated as of the date hereof, to provide debt financing in an aggregate amount set forth therein (the “Debt Financing”), (ii) Berkshire Fund VI Limited Partnership and Berkshire Investors LLC, dated as of the date hereof, to provide equity financing in an aggregate amount set forth therein, and (iii) Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. dated as of the date hereof, to provide equity financing in an aggregate amount set forth therein, (such commitment letters and any commitment letters in substitution thereof that are reasonably acceptable to the Company, the “Commitments”, and the financing to be provided thereunder, the “Financing”). The proceeds from the Financing, together with cash of the Company of $25 million, constitute all of the financing required to be provided by Parent and Merger Sub for the consummation of the Merger and other transactions contemplated by this Agreement, including any funds necessary to pay the Cash Merger Consideration and to repay any indebtedness of the Company that will be repayable (including at the option of the relevant creditor), and, in each case, all associated costs and expenses, upon or following consummation of the Merger and other transactions contemplated herein. The obligations to fund the Commitments are not subject to any condition other than those set forth in the Commitments. As of the date hereof, the Commitments are in full force and effect, have not been withdrawn or terminated or otherwise amended or modified in any respect and no Person extending such Commitments has advised Parent or Merger Sub, and none of Parent or Merger Sub have any reason to believe, that the Commitments will not lead to the Financing contemplated by this Agreement. All commitment and other fees required to be paid under the Commitments on or prior to the date hereof have been paid.

Section 6.8 Brokers and Finders.
     Except for Goldman, Sachs & Co., the fees and expenses of which shall be paid by Parent or Merger Sub, Parent or Merger Sub has not engaged any broker, finder or investment banker which engagement would require the payment of any brokerage, finder’s or other fees by the Company in connection with the transactions contemplated hereby.
Section 6.9 No Prior Activities.
     Merger Sub has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement and the Financing. Except as contemplated by this Agreement and the Commitments, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity, or become subject to or bound by any obligation or undertaking.
Section 6.10 Litigation.
     There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Merger Sub or Parent, threatened against or affecting Merger Sub or Parent or any of its properties, assets, business, or Governmental Approvals before any Governmental Entity or arbitrator, which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.
ARTICLE 7.
CONDITIONS
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.
     The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:
          (a) This Agreement and the Merger shall have been approved by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with DGCL and the organizational documents of the Company;
          (b) No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement;

          (c) The Company and Merger Sub shall have been furnished with evidence satisfactory to them of the timely consent or approval of each federal and material state and foreign Governmental Entity whose consent or approval is required in connection with the execution or delivery by the Company of this Agreement or consummation of the transactions contemplated hereby, if the failure to obtain any such consent or approval would constitute a material violation of Law or subject any Party to any material fine or other material adverse consequence; provided, however, that this condition shall not apply as a condition to such Party’s obligation to close if such Party’s failure to fulfill its obligations hereunder shall have been the cause of such failure to obtain such consent or approval; and
          (d) Any applicable waiting period under the HSR Act shall have expired or early termination shall have been granted.
Section 7.2 Conditions to Obligation of the Company to Effect the Merger.
     The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or Parent Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger. The Company shall have received a certificate of the President or a Vice President of each of Parent and Merger Sub to that effect; and
          (b) Agreements and Covenants. Merger Sub and Parent shall have performed or complied in all material respects with all agreement and covenants required to be performed by them under this Agreement prior to the Effective Time, and the Company shall have received a certificate from each of Merger Sub and the Parent signed by its President or a Vice President, respectively, to that effect.
Section 7.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger.
     The obligations of Merger Sub and the Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, in whole or in part, by Parent or Merger Sub to the extent permitted by applicable Law:
          (a) Representations and Warranties. Other than with respect to the Section 5.3 (Authorization; Binding Agreement), 5.4 (Capitalization), 5.13 (Brokers and Finders), 5.19 (State Takeover Statutes), 5.24 (Affiliate Transactions) and 5.27 (Fees and Expenses), the

representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, do not result in and could not reasonably be expected to result in a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 5.3 (Authorization; Binding Agreement) and 5.19 (State Takeover Statutes) shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), giving effect to all qualifications in such representations and warranties relating to materiality or a Company Material Adverse Effect. The representations and warranties made by the Company in Section 5.4 (Capitalization) disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and as of the Effective Time as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, will not result in fees, costs, charges, losses, expenses or other amounts attributable to or payable by Parent, Merger Sub, the Surviving Corporation or any of their Subsidiaries in excess of $100,000. The representations and warranties made by the Company in Section 5.24 (Affiliate Transactions) disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and as of the Effective Time as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, will not result in fees, costs, charges, losses, expenses or other amounts attributable to or payable by Parent, Merger Sub, the Surviving Corporation or any of their Subsidiaries in excess of $50,000. The representations and warranties made by the Company in Section 5.13 (Brokers and Finders) and 5.27 (Fees and Expenses) disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and as of the Effective Time as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date). Parent shall have received a certificate of the President or a Vice President of the Company to that effect.
          (b) Agreements and Covenants. The Company shall have performed in all material respects all agreement and covenants required to be performed by it under this Agreement prior to the Effective Time and Parent shall have received a certificate of the Company signed by the President or a Vice President of the Company to that effect.
          (c) Debt Financing. The Debt Financing contemplated by the Commitments shall have been consummated on the terms set forth therein; provided, that in the event the Debt Financing contemplated in the Commitments shall not have been consummated on the terms set forth therein, Parent shall have received the proceeds of alternate debt financing in the same amount and on terms and conditions no less favorable to Parent and Merger Sub than those included in the Commitments.
          (d) No Company Material Adverse Effect. Since the date of this Agreement there shall have been no Company Material Adverse Effect.
ARTICLE 8.
TERMINATION; NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; WAIVER AND AMENDMENT
Section 8.1 Termination.
     This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger to the stockholders of the Company:
          (a) By mutual written consent of the Constituent Corporations;
          (b) By either the Company or Parent, by giving written notice to the other Party at any time prior to the Effective Time if the Closing shall not have occurred on or before the Termination Date, unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement and the conditions set forth in Section 8.1(j) otherwise do not apply;
          (c) By Parent, in the event that prior to the obtaining of the Company Stockholder Approval a Company Adverse Recommendation Change shall have occurred;
          (d) By the Company, in connection with a Superior Proposal, in accordance with the terms and subject to the conditions of Section 4.7(b);
          (e) By the Company or Parent, by written notice to the other, if upon a vote at the Special Meeting, any approval of the stockholders of the Company necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained;
          (f) By any of the Parties, by written notice to the other, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
          (g) By Parent if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.3(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.3(b) would not be satisfied and, in each case, such breach has not been, or cannot be, cured within the earlier of (x) 30 days after the giving of written notice to the Company of such breach or (y) the Termination Date;

          (h) By the Company (i) any of the representations and warranties of Parent or Merger Sub herein are or become untrue or inaccurate such that Section 7.2(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements herein such that Section 7.2(b) would not be satisfied and, in each case, such breach has not been, or cannot be, cured within earlier of (x) 30 days after the giving of written notice to the Company of such breach or (y) the Termination Date;
          (i) By the Company, by written notice to Parent, if (A) (i) the commitment letters with respect to the Debt Financing have been withdrawn or (ii) the lenders for such Debt Financing have notified Parent in writing (in such case, Parent shall promptly notify the Company of such notification) that the conditions set forth in such commitment letters with respect to the Debt Financing cannot or will not be satisfied (the date of such withdrawal or notification, the “Financing Withdrawal Date”) and (B) within thirty (30) calendar days of the Financing Withdrawal Date, Parent is unable to secure alternate commitments for the Debt Financing to the reasonable satisfaction of the Board of Directors of the Company; or
          (j) By the Company or Parent, by giving written notice to the other Party, if (I) the Closing shall not have occurred on or before the Termination Date; (II) the Company is not otherwise in breach of this Agreement; (III) the Company has satisfied (or is immediately capable of satisfying) all of its conditions to closing under Section 7.1 and 7.3 (other than those conditions that Parent or Merger Sub have responsibility to fulfill, including, without limitation, Section 7.2(a), Section 7.2(b) or Section 7.3(c)); and (IV) the only condition to closing that cannot be satisfied is under Section 7.3(c).
Section 8.2 Non-Survival of Representations, Warranties and Covenants.
     The respective representations and warranties of the Company, Parent and Merger Sub contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither Surviving Corporation, the Company, Parent nor Merger Sub or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.2 shall have no effect upon any other covenant or agreement of the Parties hereto, whether to be performed before or after the consummation of the Merger. Parent and Merger Sub agree that, except for the representations and warranties contained in Article V, the Company makes no other express or implied representation or warranty on behalf of the Company and its Subsidiaries and the Company hereby disclaims any such representation and warranty whether by the Company, its Subsidiaries, its Affiliates, officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to Parent or Merger Sub or their respective representatives of any documentation or other information.
Section 8.3 Amendment.
     This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.
Section 8.4 Waiver.
     At any time prior to the Effective Time, whether before or after the Special Meeting, any Party hereto, by action taken by its Board of Directors or a committee thereof, may (i) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (ii) subject to the proviso contained in Section 8.3, waive compliance with any of the agreements of any other Party or with any conditions (other than those appearing in Section 7.1(a) and (b)) to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer, and, in the case of Company, authorized by the Special Committee.
Section 8.5 Effect of Termination.
     In the event of the termination of this Agreement under Section 8.1, this Agreement shall thereafter become void and have no effect and no Party hereto shall have any liability to any other Party hereto or its stockholders or directors or officers in respect thereof, except (A) that the confidentiality provisions of Section 4.6, the Confidentiality Agreement, Section 4.11, this Section 8.5, Section 8.6 and Article 9 shall survive any such termination if such obligations arose at or before the time of such termination, (B) with respect to any liabilities or damages incurred or suffered by a Party as a result of the willful and material breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (other than in the case of a termination pursuant to Sections 8.1(h), 8.1(i) or 8.1(j)), and (C) with respect to liabilities under the Voting Agreement to the extent set forth therein.
Section 8.6 Certain Payments.
          (a) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b), 8.1(e) or by Parent pursuant to Section 8.1(g), the Company shall pay to Parent in immediately available funds, as directed by Parent in writing, an amount equal to $15 million dollars ($15,000,000) (the “Breakup Fee”); provided, that the Company shall only be required to pay the Breakup Fee pursuant to this Section 8.6(a) if (i) at any time after the date of this Agreement and prior to such termination, a Takeover Proposal shall have been commenced or publicly proposed, or disclosed to the Board of Directors or the Special Committee and (ii) within 12 months after such termination, the Company enters into a definitive agreement with respect to or consummates a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent); provided further, that the Company shall not be required to pay the Breakup Fee pursuant to this Section 8.6(a) if this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b) if the Company or Parent may otherwise terminate this Agreement pursuant to Section 8.1(j). Payment under this Section 8.6(a) shall be made upon the earlier of the consummation of such Takeover Proposal and the ninetieth (90th) day following the entering into by the Company of the agreement to engage in such Takeover Proposal.

          (b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c) or by the Company pursuant to 8.1(d), the Company shall pay to Parent, on the date of such termination, the Breakup Fee in immediately available funds, as directed by Parent in writing.
          (c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(h), Section 8.1(i) or Section 8.1(j), Parent shall, for a period of three (3) years (where each annual period shall commence on the date of such termination or the anniversary date of such termination and end one year later on the day prior to such anniversary of such termination (each an “Annual Period”), pay to the Company in immediately available funds as directed by the Company in writing, an amount equal to five percent (5%) of the total cash expenditures of the Company, its Affiliates and franchisees, in the aggregate, for goods or services supplied by Parent, Amscan, Inc. or any of its Subsidiaries to the Company or its Subsidiaries for such Annual Period. Payments under this Section 8.6(c) shall be made annually within forty-five (45) days of each anniversary of such termination.
          (d) If either Party fails to promptly make any payment required under this Section 8.6 and the other Party commences a suit to collect such payment, such Party shall indemnify the other Party for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the Prime Rate (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.6. Except as provided in Section 8.5 and except for breaches of the Confidentiality Agreement by Parent, Merger Sub or their respective Affiliates, the payments made by the Company to Parent or by Parent to the Company as set forth above shall represent the sole and exclusive remedy at Law or in equity to which Parent and Merger Sub or the Company, as the case may be, and their respective officers, directors, representatives and Affiliates shall be entitled under this Agreement in the event this Agreement shall be terminated and payments made in the circumstances contemplated by subsection (a), (b) or (c) above. Such payments shall be made without duplication. Accordingly, neither Parent nor the Company shall be entitled to payments under this Section 8.6 in more than one instance.
ARTICLE 9.
GENERAL AGREEMENTS
Section 9.1 Notice.
     All notices, requests and other communications to any Party shall be in writing (including telecopy or similar writing) and shall be given,
(a)	If to Parent or Merger Sub:

Amscan Holdings, Inc. 80 Grasslands Road Elmsford, New York 10523 Tel: 617-227-0050 Facsimile: 617-227-6105

Attn: Robert J. Small, Chairman

with copies to:

Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Tel: (617) 951-7000 Facsimile: (617) 951-7050 Attn: David C. Chapin, Esq. Shari H. Wolkon, Esq.

(b)	If to the Company, to:

Party City Corporation 400 Commons Way Rockaway, NJ 07866 Tel: (973) 453-8780 Facsimile: (973) 983-4677 Attention: Gregg A. Melnick

with copies to:

Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022 Tel: (212) 906-1200 Facsimile: (212) 751-4864 Attn: Raymond Y. Lin, Esq.

and to:
Special Committee of the Board of Directors of the Company
Party City Corporation 400 Commons Way Rockaway, NJ 07866 Tel: (973) 983-0888 Facsimile: (973) 983-4776 Attention: Walter Salmon
or to such other address or telecopier number as such Party may hereafter specify for the purpose of notice to the other Parties. Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a Business Day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following Business Day); provided, that if notice or other communication is given by telecopy, such notice or communication shall also be given by certified mail or by overnight courier.
Section 9.2 Entire Agreement.
     This Agreement (including the documents and instruments referred to herein), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties hereto and their Affiliates and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder; provided, that if any term of the Confidentiality Agreement shall conflict with the terms of this Agreement, this Agreement shall control.
Section 9.3 Parties in Interest.
     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Article 3 and Section 4.8, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement
Section 9.4 Headings.
     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.5 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 9.6 Successors and Assigns.
     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto.

Section 9.7 Governing Law.
     This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal Laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
Section 9.8 Costs and Expenses.
     Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
Section 9.9 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
Section 9.10 Specific Performance.
     The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, except as specifically provided herein, the Parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at Law or equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
Section 9.11 Assignments.
     No Party shall assign, delegate or otherwise transfer this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other Parties except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any assignment in violation of the foregoing shall be null and void.
Section 9.12 Jurisdiction.
     Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the Parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 9.1 shall be deemed effective service of process.
Section 9.13 Waiver of Jury Trial.
     TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the date first above written.

PARTY CITY CORPORATION, a Delaware corporation

By:	/s/ Gregg A. Melnick

Name:	Gregg A. Melnick
Title:	Chief Financial Officer

AMSCAN HOLDINGS, INC., a Delaware corporation

By:	/s/ Robert J. Small

Name:	Robert J. Small
Title:	Chairman of the Board

BWP ACQUISITION, INC., a Delaware corporation

By:	/s/ Robert J. Small

Name:	Robert J. Small
Title:	President

Exhibit A
CERTIFICATE OF MERGER
for the merger of
BWP ACQUISITION, INC.
into
PARTY CITY CORPORATION
Pursuant to Section 251(c) of the
Delaware General Corporation Law
          The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:
     First: That the name and state of incorporation of each of the constituent corporations in the merger is as follows:

Name	State of Incorporation

BWP Acquisition, Inc.	Delaware

Party City Corporation	Delaware
     Second: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.
     Third: That Party City Corporation shall be the surviving corporation of the merger.
     Fourth: That upon the effective time of the merger, the Certificate of Incorporation of Party City Corporation, being the surviving corporation, shall be amended and restated in the form attached hereto as Exhibit A.
     Fifth: That the executed Agreement and Plan of Merger is on file at an office of the surviving corporation. The address of such office is 400 Commons Way, Rockaway, New Jersey 07866.
     Sixth: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

     Seventh: That this Certificate of Merger (“Certificate”) shall be effective at such time as this Certificate is filed with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.
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     IN WITNESS WHEREOF, Party City Corporation. has caused this Certificate of Merger to be executed by its duly authorized officer this       day of                     , 2005.

PARTY CITY CORPORATION

By:
Name:
Title: